AMENDMENT TO
                           NATIONAL FUEL GAS COMPANY
                           DEFERRED COMPENSATION PLAN



        I, Bernard J. Kennedy, am duly authorized by Section 10.3 of the National Fuel Gas Company Deferred Compensation Plan ("Plan") to amend the Plan under certain circumstances, and I was also duly authorized by the Board of Directors of National Fuel Gas Company ("Company") on September 20, 1995, to amend the Plan to permit me to receive my full employer matching contribution under the National Fuel Gas Company Tax-Deferred Savings Plan for Nonunion
Employees ("TDSP") through the tophat mechanism without contributing to the TDSP, and to permit me or my successor as President to accord this treatment to other employees of the Company and its subsidiaries from time to time. Accordingly, I do hereby amend Section 9.2 of the Plan as follows, effective August 1, 1995 (i.e., effective beginning with the Plan's Deferral Period beginning on such date):

        1.  Paragraphs (b) - (d) are hereby relabeled as paragraph (c) - (e).

        2.  A new paragraph (b) is hereby added:

           "(b) In addition to the tophats described above, Bernard J. Kennedy, President of the Company, shall receive the following benefit, and the President of the Company may from time to time designate in writing other employees of the Company and its subsidiaries to receive the following benefit, which shall be a "tophat" in addition to those described above. Such persons shall receive, or be credited with, for each pay period in a Plan Year for which they are eligible for this benefit, an amount equal to their Maximum Matching Contribution Percentage for each such pay period times their Base Salary with respect to each such pay period, adjusted as of the end of the Plan Year to reflect the increased value of their TDSP accounts had such amounts been actually contributed as additional employer matching contributions to the TDSP, less the amounts paid or credited for

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                such Plan Year or part thereof pursuant to Paragraph (a),
                clauses (i) - (ii) of this Section 9.2.

                   The  purpose  of this  tophat is to  enable  employees
                (including the President), who might or would otherwise be later forced to pay the 15 percent excise tax under
                Section 4980A of the Code, if they continue to contribute to the TDSP (and have employer matching contributions contributed to the TDSP for their account), to minimize or eliminate the risk of paying that avoidable and excessive tax.

                   The  following  example  illustrates  how the  tophat
                provisions of this paragraph (b) shall work in conjunction with the paragraph (a) (iii) example and shall assume that a participant is eligible for this paragraph (b) benefit for an entire Plan Year. Using the same assumptions as set forth in (a) (iii), the participant's Maximum Matching Contribution Percentage times Base Salary for the Plan Year is $25,200. The participant already received $16,867 by virtue of the other tophats in section 9.2, and thus would receive $8,333 by virtue of this paragraph (b) tophat. As previously noted in the paragraph (a) (iii) example, this paragraph (b) tophat, like the others, would be adjusted for changes in the value of Company common stock.

                   As can be seen by this  illustration,  this paragraph
                (b) tophat basically permits an eligible employee to obtain, through the tophat mechanism, what he would have obtained as a TDSP matching contribution, without having to contribute to the TDSP."



Dated:  September 27, 1995              /s/ Bernard J. Kennedy
                                        ----------------------
                                        Bernard J. Kennedy
                                        President, Chief Executive Officer
                                        and Chairman of the Board of Directors